Exhibit 99.1
FOR IMMEDIATE RELEASE
     HOUSTON (June 19, 2006)—WCA Waste Corporation (NASDAQ: WCAA) announced today that it intends to offer, subject to market and other conditions, $150 million aggregate principal amount of its senior notes due 2014, through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Act”) and to persons in offshore transactions in reliance on Regulations S under the Act.
     This announcement is neither an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful.
     The securities will not be registered under the Act or any state securities laws, and unless so registered may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.
Safe Harbor for Forward-Looking Statements
     This press release may contain statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “should,” “outlook,” “project,” “intend,” “seek,” “plan,” “believe,” “anticipate,” “expect,” “estimate,” “potential,” “continue,” or “opportunity,” the negatives of these words, or similar words or expressions. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. This is true of our description of our acquisition strategy for example. Such statements include, but are not limited to, plans, objectives, expectations and intentions and other statements that are not historical facts.
     All such statements are based upon the current beliefs and expectations of WCA’s management and are subject to significant risks and uncertainties. Some of those risks and uncertainties have been more fully described in “Risk Factors and Cautionary Statement about Forward-Looking Statements” in WCA’s Quarterly Report on Form 10-Q with respect to the quarterly period ending on March 31, 2006. The risks and uncertainties include, without limitation: any weakness in the economy related to our markets may result in reductions in demand for the Company’s services, we may not be able to integrate acquired businesses successfully, revenue and other synergies from the acquisition may not be fully realized or may take longer to realize than expected, we may not be able to improve internalization rates by directing waste volumes from acquired businesses to our landfills for regulatory or other reasons, we may suffer unexpected liabilities associated with our acquisitions, disruptions from the acquisition may make it more difficult to maintain relationships with customers, potential increases in commodity, insurance and fuel prices could increase our operating expenses significantly and we face the risk of new and changing regulation. Please consider these factors carefully in evaluating the forward-looking statements and do not place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

CONTACT:	WCA Waste Corporation Tommy Fatjo (713) 292-2400